The Europe Fund, Inc.

File No. 811-6042

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Phillip S. Gillespie, a Secretary to the Issuer is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on his behalf by January 20, 2002; however a late filing was executed on January 30, 2002.

Mr. Edoardo Luigi, a Director to the Issuer is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on his behalf by January 24, 2002; however a late filing was executed on January 30, 2002.